Exhibit 10.1

EMPLOYERS HOLDINGS, INC.

KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

1.Introduction. This Employers Holdings, Inc. Key Executive Change in Control and Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by Employers Holdings, Inc. (the “Company”), and is effective as of August 1, 2021 (the “Effective Date”), in order to provide specified severance pay and benefits to Eligible Employees who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions for participation in, and receipt of such pay and benefits, as set forth in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.
2.Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2:
2.1.“Administrator” means the Company, acting through the Board (as defined below), the Human Capital Management and Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator or the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 13, but only to the extent of such delegation.
2.2.“Annual Base Salary” means a Participant’s annual base salary rate in effect immediately before the date on which his or her Involuntary Termination occurs; provided, however, that if the Involuntary Termination is a Good Reason Termination, relating to a material reduction by the Company in the Participant’s then-current annual base salary, then Participant’s Annual Base Salary will be not less than his/her annual base salary rate in effect immediately prior to such reduction; provided, further, that in the event Participant’s Involuntary Termination occurs during the Change in Control Period, then the Eligible Employee’s Annual Base Salary will be not less than his or her annual base salary rate in effect immediately before the Change in Control Period. The determination of the amount of a Participant’s Annual Base Salary will be made by the Administrator, in accordance with the records of the Employer.
2.3.“Board” means the Board of Directors of the Company.
2.4.“Cause” means the first occurrence of any of the following events on or after the Effective Date:
(a)Failure or inability of the Employee to obtain or maintain any required licenses or certificates;
(b)Willful violation by the Employee of any law, rule or regulation, including but not limited to any material insurance law or regulation, which violation may, as determined by the Company, adversely affect the ability of the Employee to perform her duties hereunder or may subject the Company to liability or negative publicity; or
(c)Conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.
The determination of whether grounds for Cause exists, including the determination of the cure of any event and/or action, omission or event constituting grounds for Cause, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 13 of the Plan.

2.5.“Change in Control” means the first occurrence of any of the following events on or after the Effective Date:
(a)Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or
(b)Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or
(c)A majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(d)Any one person or group acquires (or has acquired during the immediately preceding twelve (12)-month period ending on the date of the most recent acquisition) assets of the Company with an aggregate gross fair market value of not less than forty percent (40%) of the aggregate gross fair market value of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value shall mean the fair value of the affected assets determined without regard to any liabilities associated with such assets.
Notwithstanding the foregoing, (1) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (2) a “Change in Control” shall not be deemed to have occurred as result of any secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission. The Board shall determine whether a Change in Control has occurred hereunder in a manner consistent with the provisions of Section 409A.
2.6.“Change in Control Period” means, the time period beginning on the date six (6) months prior to the consummation of a Change in Control and ending on (and inclusive of) the date that is twenty-four (24) months following such Change in Control.

2.7.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
2.8.“Company” means Employers Holdings, Inc., a Nevada corporation, and any successor as described in Section 24.
2.9.“Deferred Payments” means any Severance Benefits to be paid or provided to a Participant pursuant to this Plan and any other severance payments or separation benefits to be paid or provided to such Participant, that in each case, when considered together, are considered deferred compensation under Section 409A.
2.10.“Disability” means a Participant is deemed to be disabled in accordance with the policies of the Company, or the law, or if the Participant is unable to perform the essential job functions of the Participant’s position with the Company, with or without reasonable accommodation, for a period of more than 100 business days in any 120 consecutive business day period. The Administrator will determine whether a Participant has incurred a Disability based on such evidence as the Administrator deems necessary or advisable. The Administrator’s determination as to a Participant’s Disability will be final and binding.
2.11.“Effective Date” has the meaning assigned to it in Section 1 of the Plan.

2.12.“Eligible Employee” means an employee who is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company or of any parent or subsidiary of the Company and who has been designated by the Administrator as being eligible to participate in the Plan and has been provided a Participation Agreement by the Administrator.
2.13.“Employer” means, with respect to an Eligible Employee, the Company or the parent or subsidiary of the Company that directly employs such employee.
2.14.“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect and any comparable provision of any future legislation amending, supplementing or superseding such section then in effect.
2.15.“Good Reason Termination” means Participant’s voluntary termination of employment with the Company after one or more of the following is undertaken (through a single action or series of actions) without Participant’s written consent: (a) a material reduction by the Company in the Participant’s then-current Annual Base Salary as compared to the base salary in effect immediately prior to such reduction; or (b) a material reduction of the Participant’s authority, duties or responsibilities, unless Participant is provided with a comparable position. An event or action will not give the Participant grounds to terminate employment as a Good Reason Termination unless (i) Participant gives the Company written notice within sixty (60) days after the Participant knows or should know of the initial existence of such event or action, (ii) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than thirty (30) days of receiving such written notice from the Participant (the “Cure Period”), and (iii) the Participant terminates employment within sixty (60) days following the end of the Cure Period. The determination of whether a Good Reason Termination exists, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 13 of the Plan.
2.16.“Involuntary Termination” means the termination of a Participant’s employment with the Employer under the circumstances described in Section 4. For the avoidance of doubt, an Involuntary Termination will not be considered to occur upon transfer of a Participant’s employment between Employers.
2.17.“Participant” means an Eligible Employee who has timely and properly executed and timely delivered his or her Participation Agreement to the Administrator, as set forth therein. A Participant’s Severance Benefit levels will be determined by the Administrator and reflected in the Participant’s Participation Agreement, as designated by the Administrator in its sole discretion.
2.18.“Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan. A form of Participation Agreement is attached hereto as Appendix A.
2.19.“Section 409A” means Section 409A of the Code.
2.20.“Severance Benefits” means the separation-related compensation and other benefits that a Participant will be provided in the circumstances described in Section 4 and set forth in his or her Participation Agreement.
2.21.“Target Bonus” means a Participant’s annualized target bonus amount under the applicable Employer bonus plan, as in effect for the performance period in which the Participant’s Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs during the Change in Control Period, then the Participant’s Target Bonus will be not less than such target bonus amount for the Participant as in effect for the performance period in which the Change in Control occurs. The determination of the amount of a Participant’s Target Bonus will be made by the Administrator, in accordance with the records of the Employer.
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination and otherwise satisfies the requirements of the Plan.

4.Involuntary Termination.
4.1.Involuntary Termination During Change in Control Period. If, during the Change in Control Period, (a) the Employer terminates a Participant’s employment with the Employer for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates his or her employment with the Employer due to a Good Reason Termination, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 5 and Sections 7 through 12 and the Participant’s compliance with Sections 6.1 and 6.2:
    4.1.1    Cash Severance Benefit. Payments of cash severance for the period and in the amounts set forth in the Participant’s Participation Agreement.
    4.1.2    COBRA Benefit. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage under the group health plan(s) sponsored by the Company on the date of the Participant’s Involuntary Termination (such coverage, “Qualifying Health Coverage”), a lump sum payment representing the premiums as of the date of Participant’s Involuntary Termination for medical, vision and dental coverage for Participant and Participant’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”) (such lump sum payment, the “COBRA Benefits”) for the period set forth in the Participant’s Participation Agreement.
    4.1.3    Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.
4.2.Involuntary Termination Other Than During the Change in Control Period. If (a) the Employer terminates a Participant’s employment for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates his or her employment with the Employer due to a Good Reason Termination and in either case such Involuntary Termination does not occur during the Change in Control Period, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Section 5 and Sections 7 through 12 and the Participant’s compliance with Sections 6.1 and 6.2:
    4.2.1    Cash Severance Benefit. Payments of cash severance for the period and in the amounts set forth in the Participant’s Participation Agreement;
    4.2.2    COBRA Benefit. If the Participant and any Family Members have Qualifying Health Coverage, COBRA Benefits for the period set forth in the Participant’s Participation Agreement.
    4.2.3    Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.
5.Limitation on Payments.
5.1.Reduction of Severance Benefits. If any payment or benefit that Participant would receive from the Company, an Employer or any other party whether in connection with the provisions in this Plan or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order

(that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Participant have any discretion with respect to the ordering of Payment reductions. Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and neither the Company nor any Employer or other affiliate of the Company will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Participant for any of those payments of personal tax liability.
5.2.Determination of Excise Tax Liability. Any determinations required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 5. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 5. Neither the Company, the Employer nor any parent, subsidiary, or other affiliate of the Company will have any liability to Participant for the determinations of the Firm.
6.Conditions to Receipt of Severance Benefits.
6.1.Severance Benefits Release Requirement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Release”). In all cases, the Severance Release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the Participant’s Involuntary Termination (the “Severance Release Deadline Date”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline Date, the Participant will forfeit any right to receive any and all Severance Benefits. In no event will any Severance Benefits be paid or provided until the Severance Release becomes effective and irrevocable.
6.2.Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of the Participant’s Severance Release, which will include provisions including but not limited to: applicable restrictive covenants related to non-competition, non-solicitation, confidentiality, return of Company (or Employer, as applicable) property, post termination cooperation and work for hire provisions. Any Severance Benefits will terminate immediately for a Participant if the Participant at any time, violates any such agreement and/or his or her Severance Release, and Participant will be obligated to repay all Severance Benefits paid or provided to the Participant.
7.Payment Timing.
7.1.Severance Benefits. Provided that a Participant’s Severance Release becomes effective and irrevocable by the Severance Release Deadline Date (as defined in Section 6.1) and subject to Section 9 and the terms of the Participant’s Participation Agreement, any Severance Benefits will be paid, or in the case of installments, will commence, within a sixty(60) day period following the Participant’s Involuntary Termination (the “Payment Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable; provided, however, to the extent that any Severance Benefits are a Deferred Payment, such payment shall be made in the later year if the sixty (60) day period spans two taxable years. Further, and notwithstanding the foregoing, if Participant’s Involuntary Termination occurs before a Change in Control and additional Severance Benefits become payable as a result of the Change in Control occurring within three (3) months following such Involuntary Termination, then any additional Severance Benefits, will be paid on the later of (a) the first regularly scheduled payroll date of the Company following the Severance Release Deadline, or (b) the date of the Change in Control, in each case subject to any delay required by Section 9.
8.Exclusive Benefits; Non-Duplication of Benefits.

8.1.Prior Benefits. Effective as of the date the Participant enters into a Participation Agreement, after the expiration of their applicable employment agreements, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Employer and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment and/or severance agreement between the Participant and the Company or the Employer, as applicable; provided however, the Plan will not supersede or replace any benefits provided under the applicable equity plan and corresponding equity agreements or the applicable annual bonus program.
8.2.Future Benefits. In the event that, after becoming a Participant, the Participant becomes entitled to receive a Severance Benefit under this Plan and such benefit duplicates a benefit that otherwise would be provided to the Participant under any other Company or Employer plan, program or arrangement, or under a written employment agreement or offer of employment letter between the Participant and the Company or Employer (collectively, the “Other Plan”), as a result of the Participant’s termination of Participant’s employment with the Employer, then the Participant will be entitled to receive the greater of (a) the Severance Benefit available under this Plan, and (b) the benefit available under such Other Plan.
8.3.Benefits Under this Plan. For purposes of clarity, in the event of an Involuntary Termination that occurs during the three (3) month period immediately preceding a Change in Control, any Severance Benefits to be provided to Participant under Section 4.1 will be reduced by any amounts that already were provided to Participant under Section 4.2.
9.Section 409A.
9.1.General. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, no Deferred Payments, if any, will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.
9.2.Exemption; Compliance. It is intended that none of the Severance Benefits will constitute Deferred Payments so will not constitute deferred compensation within the meaning of Section 409A, but rather that all payments and benefits under this Plan will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.4. It also is intended that, to the extent any such Severance Benefits otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulations Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3.Required Delay. Notwithstanding any contrary Plan provision, if a Participant is a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following his or her Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 9.3 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
9.4.Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)

will not constitute a Deferred Payment for purposes of Section 9.1. All amounts paid under this Plan will be paid to the applicable Participant as provided under the Plan and the Participant’s Participation Agreement, but in no event later than the last day of the second taxable year of the Participant following the taxable year of the Participant in which the Participant’s Separation from Service occurs.
9.5.Interpretation; Other Requirements. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to Participant’s Involuntary Termination or similar phrases relating to the termination of an Participant’s employment will be references to his or her Separation from Service (as defined in Section 9.1). Notwithstanding any contrary Plan provision, including but not limited to Section 16, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits. In no event will the Company, any Employer or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
10.Withholdings. The Employer and/or Company (and/or any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or nonU.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Employer and/or Company (and/or any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company, the Employer nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability, or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.
11.Mitigation. The Participant shall not be required to mitigate damages or the amount of any payment provided under this Agreement by obtaining other employment or otherwise after the termination of employment hereunder, and any amounts earned by the Participant, whether from self-employment or other employment shall not reduce the amount of any Severance Benefits, as the case may be, called for herein.

12.Indebtedness of Participants. If a Participant is indebted to the Company (or Employer, as applicable) on the date of the Participant’s Involuntary Termination, the Company reserves the right to offset the payment of any Severance Benefits under the Plan by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws. The Participant’s execution of the Participant’s Participation Agreement constitutes knowing written consent to the foregoing.
13.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the management or highly compensated employees of the Employer who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees, (c) decide any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including but not limited with respect to whether an Involuntary Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company as to any matter pertaining to the Plan. The Administrator is the appropriate named fiduciary of the Plan solely for purposes of the Plan’s claims and appeal procedures set forth in Section 17.
14.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 13, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
15.Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.
16.Amendment or Termination. The Company, by action of the Board or the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan must be in writing. In addition, notwithstanding the preceding, upon, in connection with or after a Change in Control, the Company, without a Participant’s written consent, may neither amend or terminate the Plan in any way nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits, if any, payable, or potentially payable, to him or her (including, without limitation, imposing additional conditions).
17.Claims and Review Procedures.
17.1.General. Any Participant who believes he or she is entitled to but has not received a benefit or payment under the Plan or disagrees with the determination of the amount of any Plan benefit or payment or any other decision regarding his or her interest under the Plan (or his or her authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) calendar days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: Employers Holdings, Inc., Plan Administrator of the Employers Holdings, Inc. Key Executive Change in Control and Severance Plan, 10375 Professional Circle, Reno, NV 89521-4802. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.
17.2.Non-Disability Benefit Claims.
17.2.1.Non-Disability Benefit Claims Procedure. If a Claimant submits a Non-Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 17.1, and the Non-Disability Benefit Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) calendar days after the Administrator’s receipt of the Non-Disability Benefit Claim, unless special circumstances require an extension of time (up to ninety (90) more calendar days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Non-Disability Benefit Claim. The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Claim and an explanation of why such material or information is necessary; (d) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (e) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures; and (f) any other information required by ERISA. A “Non-Disability Benefit Claim” means a Claim that does not involve any determination of Disability by the Administrator.
17.2.2.Appeal Procedure. A Claimant may appeal a denied Non-Disability Benefit Claim by filing a request for review of such denial in writing with the Administrator at the address noted in Section 17.1. Such request must be made no later than sixty (60) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Non-Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 60-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Non-Disability Benefit Claim, the notice of denial will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (d) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Plan’s procedures; and (e) any other information required by ERISA.
17.3.Disability Benefit Claims.
17.3.1.Disability Benefit Claims Procedure. If a Claimant submits a Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 17.1, and the Disability Benefit Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within forty-five (45) calendar days after the Administrator’s receipt of the Disability Benefit Claim. However, this forty-five (45)-day time period may be extended for up to thirty (30) more calendar days for matters beyond the control of the Administrator, in which case the Claimant will be notified in writing of the extension of time before the end of the initial forty-five (45)-day review period. This notice of extension will indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. If, before the end of the first thirty (30)-day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to thirty (30) more calendar days, in which case the Claimant will be notified in writing of the additional extension of time before the end of the initial thirty (30)-day extension period. This notice of extension will indicate the circumstances requiring the additional extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. Any notice of extension also will explain the standards on which entitled to the applicable benefit is based, the unresolved issues that prevent a decision on the Disability Benefit Claim, the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) calendar days within which to provide the specified information.
The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Disability Benefit Claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents and other information relevant to the Disability Benefit Claim; (e) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; (g) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (h) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; and (i) any other information required by ERISA. A “Disability Benefit Claim” means a Claim that involves a determination of Disability by the Administrator.
17.3.2.Appeal Procedure. A Claimant may appeal a denied Disability Benefit Claim by filing a request for review of such denial in writing with the Administrator at the address noted in Section 17.1. Such request must be made no later than one hundred eighty (180) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within forty-five (45) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than ninety (90) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 45-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Before any denial on review may be issued, however, the Administrator will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon or generated in connection with the Disability Benefit Claim. Moreover, before any denial on review based on a new or additional rationale may be issued, the Administrator will provide the Claimant, free of charge, with such rationale. Any evidence or rationale will be provided as soon as possible and sufficiently in advance of the date when the Administrator must issue its decision on review to give the Claimant a reasonable opportunity to respond before that date. The review of the appealed Disability Benefit Claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Benefit Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Benefit Claim that is based in full or in part on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Benefit Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with such denied Claim will be identified, regardless of whether the advice was relied upon in denying the Disability Benefit Claim.
If the Administrator denies the appealed Disability Benefit Claim, the denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Benefit Claim; (d) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (e) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; and (g) any other information required by ERISA.
If the Administrator does not strictly adhere to the Plan’s claims and appeal procedures for Disability Benefit Claims, as set forth in this Section 17.3 (the “Disability Claim Procedures”), the Claimant may be deemed to have exhausted the Plan’s administrative remedies and may be able to seek judicial review of the Claimant’s Disability Benefit Claim. Such deemed exhaustion does not apply, however, if the Administrator’s failure to strictly adhere to the Disability Claim Procedures was a de minimis violation not likely to cause prejudice or harm to the Claimant and if the other applicable requirements under ERISA are met. The Claimant may request a written explanation of such a violation from the Administrator. Within ten (10) calendar days of the Claimant’s request, the Administrator will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Disability Claim Procedures to be deemed exhausted. A Disability Benefit Claim rejected by a court for immediate review based on deemed exhaustion will be considered refiled under the Plan upon the Plan’s receipt of the court’s decision. Within a reasonable time after receipt of the court’s decision, the Administrator will provide the Claimant with notice of the Disability Benefit Claim’s resubmission.
17.4.COVID-19. Notwithstanding the foregoing, the sixty (60)-day period following the announced end of the COVID-19 U.S. national emergency or such other date announced by the Internal Revenue Service and the Employee Benefits Security Administration in a future notification will be disregarded for any Claimant in determining the date by which the Claimant may file a Claim or file an appeal of an adverse benefit determination under the Plan
17.5.Exhaustion of Plan’s Claims and Appeal Procedure Required; Limitations on any Legal Actions; Venue. Exhaustion of the Plan’s applicable claims and appeal procedure set forth in this Section 17 is mandatory for resolving any Claim under the Plan before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than one (1) year after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for Nevada. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.
18.Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
19.Source of Payments. The Plan will be maintained at all times in a manner to be considered “unfunded” for purposes of ERISA. Any Severance Benefits will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other parent, subsidiary or affiliate of the Company.
20.No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Company, the Employer or any parent, subsidiary or other affiliate of the Company makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.
21.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
22.Death. Notwithstanding anything to the contrary in the Plan, if a Participant dies after his or her Involuntary Termination and after the Participant (or the authorized representative of the Participant’s estate) have timely executed and returned the Severance Release, as applicable, to the Administrator (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to him or her, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.
23.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company, the Employer or any parent, subsidiary or other affiliate of the Company. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of his or her employment.

24.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
25.Applicable Law. The Plan is intended to be an unfunded deferred compensation plan within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 and will be construed, administered and enforced as such in accordance with ERISA. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Nevada (but not its conflict of laws provisions).
26.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
27.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.
28.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
29.Protected Activity. Notwithstanding any contrary provision of the Plan or of the Severance Release, nothing in this Plan, the Severance Release shall prohibit or impede Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” shall mean (i) filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); (ii) discussing the terms, wages, and working conditions of their employment among employees, as protected by applicable law; (iii) disclosing information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information as defined in the Participant’s Severance Release. The Participant further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. The Participant understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

30.Additional Information.

Plan Name:	Employers Holdings, Inc. Key Executive Change in Control and Severance Plan
Plan Sponsor:	Employers Holdings, Inc. General Counsel 10375 Professional Circle Reno, Nevada 89521-4802
Identification Numbers:	EIN: 04-3850065 PLAN: #505
Plan Year:	Company’s Fiscal Year
Plan Administrator:	Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802 Attention: Administrator of the Employers Holdings, Inc. Key Executive Change in Control and Severance Plan 775-327-2708

Agent for Service of Legal Process:	Employers Holdings, Inc. Attention: General Counsel 10375 Professional Circle Reno, Nevada 89521-4802 775-327-2547
Service of process may also be made upon the Administrator.
Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Plan is paid by the Company.
31.Statement of ERISA Rights.
As a Participant under the Plan, you have certain rights and protections under ERISA:
You may examine (without charge) all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. These documents are available for your review in the Company’s Human Resources Department during regular business hours.
You may obtain copies of all documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. However, this rule neither guarantees your employment with the Company or any parent or subsidiary of the Company, nor affects the Company’s, or its parent’s or subsidiary’s, or your right to terminate your employment for other reasons. If your claim for a Plan benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to request a review of any denial, all within certain time schedules. (The claim review procedure is explained in Section 17 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request a copy of Plan documents and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide such documents and to pay you up to $110 a day until you receive them, unless the documents were not sent because of reasons beyond the control of the Administrator. If you have a claim for a Plan benefit that is denied, in whole or in part, and you have been through the Plan’s claims and review procedure set forth in Section 17, or you have a claim for a Plan benefit that is ignored, you may file suit in a state or federal court. However, any lawsuit or other court action must be filed no later than one (1) calendar year after receipt of the final claim denial, regardless of any state or federal statutes establishing provisions relating to limitations on actions. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
*          *          *

Appendix A
FORM OF

EMPLOYERS HOLDINGS, INC.
KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

Employers Holdings, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.
In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] by no later than [DATE].
The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits and certain other benefits enumerated hereunder. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.
As described more fully in the Plan, if you are a Participant in the Plan, you may become eligible for certain Severance Benefits under Section 4.1 if during the Change in Control Period as set forth in Section A below, or Section 4.2 if not during the Change in Control Period as set forth in Section B below.
A.    Involuntary Termination of Employment During the Change in Control Period.
In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.1 of the Plan and subject to the terms and conditions of the Plan (including the Severance Release requirement under the Plan), you will receive the following Severance Benefits:
1.Cash Severance Benefits.
a.A lump sum cash payment in an aggregate amount equal to [CEO: three hundred percent (300%)] OR [EVP: two hundred percent (200%)] OR [SVP: one hundred percent (100%)] of your Annual Base Salary, subject to normal withholdings; and
b.A lump sum cash payment in an aggregate amount equal to [CEO: three hundred percent (300%)] OR [EVP: two hundred percent (200%)] OR [SVP: one hundred percent (100%)] of your Target Bonus, subject to normal withholdings, will be paid as set forth in the Plan.
2.COBRA Benefit. If you and any Family Members have Qualifying Health Coverage (as defined in Section 4.1.2 of the Plan), COBRA Benefits will consist of a lump sum payment equal to [CEO: thirty-six (36)] OR [EVP: twenty-four (24)] OR [SVP: twelve (12)] months of the premiums for medical, vision and dental coverage for Participant and Participant’s eligible dependents under COBRA.
3.No Equity Award Vesting Acceleration Benefit. For the avoidance of doubt, you will not be entitled to any Equity Award vesting acceleration benefit under the Plan.
B.    Involuntary Termination of Employment Not During the Change in Control Period.
In the event of an Involuntary Termination that occurs under the circumstances described in Section 4.2 of the Plan and subject to the terms and conditions of the Plan (including the Severance Release requirement under the Plan), you will receive the following Severance Benefits:
1.Cash Severance Benefits.
a.A cash payment in an aggregate amount equal to [CEO: two hundred percent (200%)] OR [EVP: one hundred and twenty-five percent (125%)] OR [SVP: fifty percent (50%)] of your Annual Base Salary, subject to normal withholdings; and

b.A cash payment in an aggregate amount equal to [CEO: two hundred percent (200%)] OR [EVP: one hundred and twenty-five percent (125%)] OR [SVP: fifty percent (50%)] of your Target Bonus, subject to normal withholdings.
c.The cash severance benefits set forth in B.1.a. and B.1.b. will be payable in installments on the Company’s normal payroll dates over a [CEO: twenty-four (24)] OR [EVP: fifteen (15)] OR [SVP: six (6)] month period.
2.COBRA Benefit. If you and any Family Members have Qualifying Health Coverage (as defined in Section 4.1.2 of the Plan), COBRA Benefits will consist of a lump sum payment equal to [CEO: twenty-four (24)] OR [EVP: fifteen (15)] OR [SVP: six (6)] months of the premiums for medical, vision and dental coverage for Participant and Participant’s eligible dependents under COBRA.
3.No Equity Award Vesting Acceleration Benefit. For the avoidance of doubt, you will not be entitled to any Equity Award vesting acceleration benefit under the Plan.
Severance Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Severance Release, which must become effective and irrevocable within the requisite period set forth in the Severance Release and is subject to the Severance Release timing requirements specified in the Plan.
Golden Parachute Tax Reduction. Also, as explained in the Plan, your Severance Benefits (if any) will be reduced if necessary to avoid the Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.
Please note that your Employer has the right to withhold from any Severance Benefits any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Employers Holdings, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

EMPLOYERS HOLDINGS, INC.            [NAME OF ELIGIBLE EMPLOYEE]

Signature                        Signature

Name                            Date

Title

Attachment:    Employers Holdings, Inc. Key Executive Change in Control and Severance Plan